NAME OF REGISTRANT
Franklin Templeton International Trust
File No. 811-06336

EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders

Templeton Global Long-Short Fund
(a series of Franklin Templeton International Trust)


MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

April 19, 2010

1: To approve an Agreement and Plan of Reorganization

            Require Voting Level     Current Voting Level   of O/S   Of Voted
For:           2,438,024.100            3,349,824.128       46.429%   92.057%
Against:                                  130,831.661        1.813%    3.595%
Abstain:                                  158,186.152        2.192%    4.347%
Total Voted:   3,607,492.667            3,638,841.941       50.435%  100.000%